                                                                      EXHIBIT 12

                          NAPCO SECURITY SYSTEMS, INC.

                             COMPUTATION OF RATIOS

                                      2002         2001       2000
                                      ----         ----       ----
                                   (in thousands, except for ratios)
A. Current Assets                   $  38,957  $   42,106  $ 40,975
B. Current Liabilities                  8,447       8,874     5,695
   Current Ratio (Line A/Line B)     4.6 to 1    4.7 to 1  7.2 to 1
C. Sales                            $  55,836  $   54,771  $ 53,946
D. Receivables                         18,313      16,940    18,027
   Ratio (Line C/Line D)             3.0 to 1    3.2 to 1  3.0 to 1
E. Total Current Liabilities        $   8,447  $    8,874  $  5,695
F. Long Term Debt                      16,588      21,567    16,183
G. Deferred Income Taxes                  539         292       292
H. Total Liabilities                   25,574      30,733    22,170
I. Equity                              34,294      32,944    33,359
   Ratio (Line H/Line I)              .7 to 1     .9 to 1  .7 to 1

                                      E-1